EXHIBIT 99.1

Claritev Appoints Jennifer Main to its Board of Directors
Board gains deep public sector healthcare and financial leadership expertise to support Claritev's growth strategy

McLean, VA — October 15, 2026 — Claritev Corporation (“Claritev” or the “Company”) (NYSE: CTEV), a technology, data, and insights company, today announced that its Board of Directors (“Board”) has appointed Jennifer (Jenni) Main as a director, effective today, filling a newly created directorship on the Board. Main brings more than three decades of leadership experience across healthcare, technology, government, and finance. She currently serves as Chief Financial Officer of RealMDai (dba Certuma) and Overture Life, roles she has held since March 2026. Previously, she served as Chief Financial Officer and Chief Operating Officer of Amalgam Rx from 2021 to 2026.

“Jenni brings a valuable combination of financial leadership, healthcare experience, and public sector perspective,” said Travis Dalton, President and CEO of Claritev. “Her understanding of the healthcare ecosystem and experience leading through complex operating environments will be a strong asset to our Board as we continue to advance our strategy and deepen our impact across the industry.”

Main previously held several leadership roles at the Centers for Medicare & Medicaid Services (CMS), most recently serving as its Chief Operating Officer from 2018 to 2021. In that role, she oversaw operational execution across the agency's Medicare, Medicaid, and federal health insurance marketplace program, gaining firsthand insight into the regulatory and operational challenges facing payers, providers, and government healthcare programs.

Main also served as Chief Financial Officer for the Troubled Assets Relief Program (TARP) at the U.S. Department of Treasury, where she led the development and implementation of financial management services for the $700 billion program established in response to the 2008 financial crisis. Main holds a master’s degree in public policy from Harvard University and a bachelor’s degree in history from Cornell University.

“I’m excited to join the Board at such a pivotal moment in the company’s evolution,” said Main. “Claritev operates at the intersection of payers, providers, employers, and government, and its mission to make healthcare more affordable and transparent strongly resonates with me. I look forward to working with the Board and management team to help Claritev deliver even greater value to its clients and the patients they ultimately serve.”

About Claritev
Claritev is a healthcare technology, data, and insights company focused on delivering affordability, transparency, and quality across the U.S. healthcare system. Led by deeply experienced associates, data scientists, and innovators, Claritev provides technology-enabled solutions fueled by decades of claims expertise. The company leverages advanced analytics and AI to power a robust enterprise platform that delivers clear, actionable insights to support affordability, price transparency, and optimized network and benefits design. By supporting key stakeholders — including payers, employers, patients, providers, and third parties — Claritev is dedicated to making healthcare more accessible and affordable for all.

Claritev serves more than 750 healthcare payers, over 100,000 employers, 60 million consumers, and 1.4 million contracted providers. For more information, visit claritev.com.

Investor Relations Contacts
Todd Friedman
Head of Investor Relations and Strategic Communications
Claritev
investor@claritev.com

Media Relations Contact
Jen O'Connor

VP, Brand Marketing
Claritev
press@claritev.com

SOURCE: Claritev Corporation